Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Medicines Company’s 2009 Equity Inducement Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of The Medicines Company and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
MetroPark, New Jersey
February 20, 2009